                                  EXHIBIT 11


                           P. H. GLATFELTER COMPANY
                               AND SUBSIDIARIES
                            =======================


                      Computation of Net Income Per Share

                                                     For the 3 Months Ended           For the 9 Months Ended
                                                   9/30/95           9/30/94         9/30/95          9/30/94
                                                 -----------       -----------     -----------      -----------
Weighted average number of common and common
  share equivalents:

  Common shares:
     Shares outstanding, beginning of period...   44,064,947        44,097,588      44,199,829       43,987,328

     Less shares purchased for treasury........     (177,850)(1)             -        (165,179)(1)            -

     Shares issued:
       Employee Stock Purchase Plans...........          913(2)            525(3)       51,031(2)        48,467(3)
       Key Employee Long-Term Incentive Plan...        2,814(4)              -           2,788(4)         8,358(5)
                                                 -----------       -----------     -----------      -----------
         Total.................................   43,890,824        44,098,113      44,088,469       44,044,153

     Common share equivalents applicable to
      outstanding stock awards and
      option grants............................      461,111(6)        168,504(6)      303,647(6)       180,373(6)
                                                 -----------       -----------     -----------      -----------
         Total.................................   44,351,935        44,266,617      44,392,116       44,224,526

 Net income (loss).............................  $17,102,967       $(1,495,288)    $48,641,806      $ 2,747,826

 Net income (loss) per common share............  $       .39       $      (.03)    $      1.10      $       .06
                                                 ===========       ===========     ===========      ===========

(1) Weighted average effect of 329,900 common shares repurchased in the third quarter of 1995 and 565,500 common shares repurchased in the first nine months of 1995.
(2) Weighted average effect of 42,028 common shares issued from treasury on September 30, 1995 and 140,611 common shares issued from treasury in the first nine months of 1995.
(3) Weighted average effect of 48,323 common shares issued from treasury on September 30, 1994 and 143,571 common shares issued from treasury in the first nine months of 1994.
(4) Weighted average effect of 9,568 common shares issued from treasury in the third quarter of 1995 and 11,703 common shares issued from treasury in the first nine months of 1995.
(5) Weighted average effect of 15,012 common shares issued from treasury in the first nine months of 1994.
(6) Weighted average effect of shares subject to outstanding awards under the Registrant's 1988 Restricted Common Stock Award Plan and weighted average effect of shares issuable under the Registrant's 1992 Key Employee Long-Term Incentive Plan.

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